Exhibit 99.1

NEWS

5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Wednesday, May 26, 2004	TRADED: NASDAQ/NMS

Tech Data Reports Fiscal 2005 First-Quarter Results

Exceeds Expectations on Strong European Performance

CLEARWATER, FL. — Tech Data Corporation, a leading provider of IT products and logistics management services, today announced results for the first quarter ended April 30, 2004.

First-Quarter Results At A Glance

♦ Net Sales	$4.8 billion
♦ Net Income	$34.7 million
♦ Diluted EPS	$.59 per share

Net sales for the first quarter ended April 30, 2004, were $4.8 billion, an increase of 23.2 percent from $3.9 billion in the first quarter of fiscal 2004. On a regional basis, net sales in Europe increased 35.6 percent (19.3 percent on a local currency basis) and in the Americas increased 9.7 percent over the first quarter of fiscal 2004. First-quarter results in the prior fiscal year include one month of operations from the company’s Azlan subsidiary acquired on March 31, 2003.

Operating income for the first quarter was $53.7 million or 1.11 percent of sales, an increase from $35.3 million or .90 percent of sales in the first quarter of fiscal 2004. Geographically, first-quarter operating income in Europe was .78 percent of sales compared to .32 percent of sales in the first quarter of fiscal 2004 and in the Americas was 1.57 percent of sales compared to 1.54 percent of sales in the first quarter of fiscal 2004.

Net income for the first quarter ended April 30, 2004, totaled $34.7 million, or $.59 per diluted share, compared to $21.5 million, or $.38 per diluted share in the first quarter of fiscal 2004.

“We achieved outstanding first-quarter results that significantly exceeded our sales and earnings plan for the period,” commented Steven A. Raymund, Tech Data’s chairman and chief executive officer. “Our European performance was especially strong, reflecting our improved execution in the region and the benefit of operating leverage on the incremental sales. Our entire worldwide team did a great job meeting customer needs while pricing appropriately and continuing to tightly manage costs.”

Tech Data Reports First-Quarter Results	Page 2 of 4
May 26, 2004

Financial Highlights

•	Net sales in Europe during the first quarter were $2.8 billion or 57 percent of worldwide sales, while sales in the Americas totaled $2.1 billion or 43 percent of worldwide sales.

•	Gross margin for the first quarter was 5.71 percent of sales, an increase from 5.29 percent of sales in the first quarter of fiscal 2004. The year-over-year increase in gross margin is the result of the inclusion of the company’s Azlan operations and the impact of the adoption of Emerging Issues Task Force Issue No. 02-16 (“EITF 02-16”) “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.” EITF 02-16 had a partial impact on the first quarter of fiscal 2004 since it applied only to vendor arrangements entered into or modified subsequent to December 31, 2002. As a result, the company recorded an additional $17.7 million of vendor consideration as a reduction of cost of goods sold in the first quarter of fiscal 2005 compared to the first quarter of fiscal 2004, which had the effect of increasing the company’s reported gross margin by ..36 percent of sales compared to the first quarter of fiscal 2004.

•	First-quarter selling, general and administrative expenses (“SG&A”) were $221.5 million or 4.60 percent of sales, an increase from $171.9 million or 4.39 percent of sales in the first quarter of fiscal 2004. The increase in SG&A over the first quarter of fiscal 2004 is the result of the inclusion of results from the company’s Azlan operations and the impact of the adoption of EITF 02-16. As a result of the adoption of EITF 02-16, the company reclassified an additional $16.0 million from SG&A in the first quarter of fiscal 2005 compared to the first quarter of fiscal 2004 which had the effect of increasing the company’s reported SG&A by .32 percent of sales compared to the first quarter of fiscal 2004.

•	First-quarter SG&A includes approximately $7.0 million related to the harmonization and upgrade of the company’s European systems.

•	The worldwide effective income tax rate for the first quarter ended April 30, 2004, was 30 percent.

•	Total debt to total capital declined from 35 percent at April 30, 2003, to 24 percent at April 30, 2004, although the company utilized $119.5 million of cash in operations during the first quarter.

(continued)

Tech Data Reports First-Quarter Results	Page 3 of 4
May 26, 2004

Business Outlook

The following statements are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially.

The outlook for the second quarter ending July 31, 2004, excluding any restructuring or other special charges that may be incurred, is as follows:

•	Net sales are expected to be in the range of $4.4 billion to $4.5 billion.

•	Net income is expected to be in the range of $27.5 million to $30.5 million.

•	Diluted earnings per share are expected to be in the range of $.47 to $.52.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; inventory risks due to shifts in market demand; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the general economy including the length and severity of the current economic downturn; the inability to obtain required capital; potential adverse effects of acquisitions; fluctuations in interest rates, foreign currency exchange rates and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation changes in accounting rules; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; acts of war or terrorism; exposure to natural disasters; potential impact of labor strikes; volatility of common stock; and the accuracy of forecast data. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of May 26, 2004. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Webcast Details

Tech Data will be discussing its first-quarter results along with its outlook for the second quarter on a conference call today at 4:30 p.m. (EDT). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com. The webcast will be available for replay until 5:30 p.m. (EDT) on Wednesday, June 2, 2004.

About Tech Data

Tech Data Corporation (NASDAQ/NMS: TECD), founded in 1974, is a leading global provider of IT products, logistics management and other value-added services. Ranked 111th on the FORTUNE 500, the company and its subsidiaries serve more than 90,000 technology resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. Tech Data’s extensive service offering includes pre- and post-sale training and technical support, financing options and configuration services as well as a full range of electronic commerce solutions. The company generated sales of $17.4 billion for the fiscal year ended January 31, 2004.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jhowells@techdata.com)

or

Danyle L. Anderson, Director of Investor Relations and Shareholder Services

727-538-7866 (danderso@techdata.com)

Tech Data Reports First-Quarter Results May 26, 2004	Page 4 of 4

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended April 30,
	2004	2003
Net sales	$4,822,292	$3,913,857
Cost of products sold	4,547,100	3,706,697

Gross profit	275,192	207,160
Selling, general and administrative expenses	221,514	171,857

Operating income	53,678	35,303
Interest expense, net	5,638	3,882
Net foreign currency exchange gain	(1,479)	(243)

Income before income taxes	49,519	31,664
Provision for income taxes	14,855	10,127

Net income	$34,664	$21,537

Diluted earnings per common share	$.59	$.38

Diluted weighted average common shares outstanding	58,962	56,777

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	April 30, 2004	January 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$102,929	$108,801
Accounts receivable, net	2,044,121	2,111,384
Inventories	1,380,464	1,330,081
Prepaid and other assets	128,225	130,038

Total current assets	3,655,739	3,680,304
Property and equipment, net	146,779	157,054
Excess of cost over fair value of acquired net assets, net	138,599	141,238
Other assets, net	185,530	189,290

Total assets	$4,126,647	$4,167,886

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$193,488	$80,221
Accounts payable	1,507,287	1,646,125
Accrued expenses	426,930	428,526

Total current liabilities	2,127,705	2,154,872
Long-term debt	307,054	307,934
Other long-term liabilities	46,260	46,591

Total liabilities	2,481,019	2,509,397

Total shareholders’ equity	1,645,628	1,658,489

Total liabilities and shareholders’ equity	$4,126,647	$4,167,886